Press Release	Exhibit 99.1

LYDALL ADJUSTS FINANCIAL RESULTS

FOR THE FIRST QUARTER ENDED MARCH 31, 2007, FOR SUBSEQUENT EVENT

MANCHESTER, CT—May 9, 2007—LYDALL, INC. (NYSE: LDL) today announced that its net income for the quarter ended March 31, 2007 was $1.3 million, or $.08 per diluted share, compared to net income of $1.8 million, or $0.11 per diluted share, previously announced in a press release on April 27, 2007. The previously announced financial results were adjusted to reflect additional developments in an ongoing litigation matter involving a former employee of the Company which occurred subsequent to the Company’s previous earnings announcement.

In April 2007, the Connecticut Supreme Court upheld certain rulings of a Connecticut state court and overturned others including the award to the Company for compensatory and punitive damages and reimbursement of its attorneys’ fees. Thereafter, the former employee commenced a separate action in the Delaware Chancery Court seeking the advancement of legal fees and expenses incurred on his behalf in defending the Company’s Connecticut state court action aggregating $1.9 million, plus interest. Of this claimed amount, the Company previously advanced $0.8 million to the former employee’s attorney and expensed $1.0 million related to this matter. This action is now pending before the Delaware Chancery Court.

These developments provided additional information related to the estimates previously made with respect to this matter. As a result, the Company recorded an additional $0.8 million (pre-tax) of litigation expense in the quarter ended March 31, 2007 related to this matter. The expense was recorded in corporate office selling, product development and administrative expenses. Updated summary information is attached.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, and Germany and sales offices in the U.S., Europe, and Asia, focuses on specialty engineered products for the thermal/acoustical and filtration/separation markets.

Cautionary Note Concerning Factors That May Affect Future Results

Stockholders are referred to Lydall’s 2006 Annual Report on Form 10-K, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Cautionary Note Concerning Factors That May Affect Future Results,” and “Risk Factors” which outline certain risks regarding the Company’s forward-looking statements. Such risks include, among others: a major downturn of the automotive market, which accounted for approximately 54 percent of Lydall’s 2007 first quarter sales, dependence on large customers, pricing for automotive products, unforeseen changes in raw material pricing and supply, specifically, aluminum and other metals used in most of the Company’s heat-shield products and various fibers used in thermal/acoustical and filtration/separation products. In addition, increases in energy pricing, inherent risks at international operations, expansion into new geographic regions, the timing and performance of new-product introductions, compliance with environmental laws and regulations, outcomes of legal contingencies and strategic transactions can impact Lydall’s projected results. For further details on these risks and other pertinent information on Lydall, copies of the Company’s Forms 10-K, 10-Q and 8-K are available on Lydall’s web site, www.lydall.com.

Information may also be obtained from the Company Contact: Thomas P. Smith, Vice President, Chief Financial Officer and Treasurer, at One Colonial Road, Manchester, CT 06042; Telephone 860-646-1233, email: investor@lydall.com

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Lydall News Release	3 of 4	May 9, 2007

Summary of Operations

In thousands except per share data

(Unaudited)

	Quarter Ended March 31,
	2007	2006
Net sales	$83,715	$82,188
Cost of sales	65,862	64,256

Gross margin	17,853	17,932
Selling, product development and administrative expenses	15,724	14,510

Operating income	2,129	3,422
Interest expense	108	455
Other income, net	(4)	(63)

Income before income taxes	2,025	3,030
Income tax expense	749	1,118

Net income	$1,276	$1,912

Basic earnings per common share	$0.08	$0.12
Diluted earnings per common share	$0.08	$0.12
Weighted average common shares outstanding	16,158	16,137
Weighted average common shares and equivalents outstanding	16,399	16,197

Summary of Segment Information

In thousands

(Unaudited)

	Quarter Ended March 31,
	2007	2006
Net Sales
Thermal/Acoustical	$55,949	$56,357
Filtration/Separation	20,150	18,377
Other Products and Services	8,261	8,068
Reconciling Items	(645)	(614)

Consolidated Total	$83,715	$82,188

Operating Income
Thermal/Acoustical	$4,484	$6,247
Filtration/Separation	2,100	958
Other Products and Services	428	563
Corporate office expenses	(4,883)	(4,346)

Consolidated Total	$2,129	$3,422

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Lydall News Release	4 of 4	May 9, 2007

Financial Position

In thousands except ratio data

(Unaudited)

	March 31, 2007	December 31, 2006
Cash and cash equivalents	$4,523	$6,402
Working capital	$54,889	$50,610
Total debt	$12,185	$10,106
Stockholders’ equity	$164,374	$161,217
Total capitalization	$176,559	$171,323
Current ratio	2.16	2.16
Total debt to total capitalization	6.9%	5.9%

Cash Flows

In thousands

(Unaudited)

	Quarter Ended March 31,
	2007	2006
Net cash (used for) provided by operating activities	$(2,226)	$5,161
Net cash used for investing activities	$(2,915)	$(1,959)
Net cash provided by (used for) financing activities	$3,245	$(3,224)
Depreciation and amortization	$3,824	$4,021
Capital expenditures	$2,915	$1,959

Common Stock Data

Quarter Ended March 31,

	2007	2006
High	$16.07	$10.02
Low	$10.19	$8.15
Close	$15.89	$9.65

During the first quarter of 2007, 7,060,922 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.

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